Exhibit 99.1

Milton “Todd” Ault III Intends to Step Down as an Officer from Hyperscale Data Upon Divestiture of Ault Capital Group

Leadership Transition Supports Hyperscale’s Focus on Becoming a Pure-Play AI Infrastructure Company; Divestiture Expected to Be Completed by Year-End 2025

LAS VEGAS--(BUSINESS WIRE) – June 17, 2025 – Hyperscale Data, Inc. (NYSE American: GPUS), a diversified holding company (“Hyperscale Data” or the “Company”), today announced that its Founder and Executive Chairman, Milton “Todd” Ault III, has informed the Company that he will resign as the Company’s Executive Chairman but remain as a director upon the effectiveness of the planned divestiture of Ault Capital Group, Inc. (“ACG”), a diversified holding company pursuing growth by acquiring undervalued businesses and disruptive technologies with a global impact. Hyperscale Data expects to divest itself of ACG on or about December 31, 2025 (the “Divestiture”).

Following the Divestiture, Mr. Ault, who is also the Executive Chairman of ACG, will focus almost exclusively on leading ACG and its growing portfolio of businesses, including private credit, an artificial intelligence (“AI”) software platform, social gaming platform, equipment rental services, defense/aerospace, industrial, automotive, medical/biopharma and hotel operations.

Upon Mr. Ault’s departure, William Horne, Hyperscale Data’s Chief Executive Officer, is expected to continue as such and assume the position of Chairman of the Board. Mr. Horne, who has led the Company’s operational and strategic initiatives, will continue guiding Hyperscale Data’s transformation into an owner and operator of data centers to support high-performance computing (“HPC”) services, though it may for a time continue to mine Bitcoin.

“This is a natural next step in Hyperscale Data’s evolution,” said Mr. Ault. “With Will at the helm, the Company is well-positioned to deliver on our vision of it becoming a leading pure-play AI data center platform. I’ll be turning virtually all my attention to ACG, where we see significant opportunities across our portfolio and new ventures. In my view, Hyperscale Data’s AI-centric data center represents tremendous untapped value for stockholders.”

For more information on Hyperscale Data and its subsidiaries, Hyperscale Data recommends that stockholders, investors and any other interested parties read Hyperscale Data’s public filings and press releases available under the Investor Relations section at hyperscaledata.com or available at www.sec.gov.

About Hyperscale Data, Inc.

Through its wholly owned subsidiary Sentinum, Inc., Hyperscale Data owns and operates a data center at which it mines digital assets and offers colocation and hosting services for the emerging AI ecosystems and other industries. Hyperscale Data’s other wholly owned subsidiary, ACG, is a diversified holding company pursuing growth by acquiring undervalued businesses and disruptive technologies with a global impact.

Hyperscale Data expects to complete the Divestiture of ACG on or about December 31, 2025. Upon the occurrence of the Divestiture, the Company would solely be an owner and operator of data centers to support HPC services, though it may at that time continue to mine Bitcoin. Until the Divestiture occurs, the Company will continue to provide, through ACG and its wholly and majority-owned subsidiaries and strategic investments, mission-critical products that support a diverse range of industries, including an AI software platform, social gaming platform, equipment rental services, defense/aerospace, industrial, automotive, medical/biopharma and hotel operations. In addition, ACG is actively engaged in private credit and structured finance through a licensed lending subsidiary. Hyperscale Data’s headquarters are located at 11411 Southern Highlands Parkway, Suite 190, Las Vegas, NV 89141.

On December 23, 2024, the Company issued one million (1,000,000) shares of a newly designated Series F Exchangeable Preferred Stock (the “Series F Preferred Stock”) to all common stockholders and holders of the Series C Convertible Preferred Stock on an as-converted basis. The Divestiture will occur through the voluntary exchange of the Series F Preferred Stock for shares of Class A Common Stock and Class B Common Stock of ACG (collectively, the “ACG Shares”). The Company reminds its stockholders that only those holders of the Series F Preferred Stock who agree to surrender such shares, and do not properly withdraw such surrender, in the exchange offer through which the Divestiture will occur, will be entitled to receive the ACG Shares and consequently be stockholders of ACG upon the occurrence of the Divestiture.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “believes,” “plans,” “anticipates,” “projects,” “estimates,” “expects,” “intends,” “strategy,” “future,” “opportunity,” “may,” “will,” “should,” “could,” “potential,” or similar expressions. Statements that are not historical facts are forward-looking statements. Forward-looking statements are based on current beliefs and assumptions that are subject to risks and uncertainties.

Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update any of them publicly in light of new information or future events. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors. More information, including potential risk factors, that could affect the Company’s business and financial results are included in the Company’s filings with the U.S. Securities and Exchange Commission, including, but not limited to, the Company’s Forms 10-K, 10-Q and 8-K. All filings are available at www.sec.gov and on the Company’s website at hyperscaledata.com.

Hyperscale Data Investor Contact:

IR@hyperscaledata.com or 1-888-753-2235